Exhibit 99.(h)(1)

Distribution Agreement

This Distribution Agreement (this “Agreement”) is executed on this 1st day of November, 2021 by and among each of the Funds listed on Exhibit A attached hereto (each a “Fund”, and together, the “Funds”) and First Trust Portfolios L.P., an Illinois limited partnership (the “Distributor” and together with the Funds, each is a “Party” and collectively, the “Parties”).

Whereas, each Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company;

Whereas, the Funds have received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit, among other things, the Funds to issue multiple classes and impose asset based distribution and/or service fees, early withdrawal charges and early repurchase fees with respect to certain classes. See Investment Company Act Rel. Nos. 32884 (October 26, 2017) (notice) and 32904 (November 21, 2017) (order) (the “Exemptive Order”);

Whereas, each Fund has authorized the issuance of shares of beneficial interest (“Shares”) (including any class thereof (each a “Class”));

Whereas, the Funds desire to retain the Distributor as principal underwriter in connection with the offering and sale of the Shares (including any Class thereof) of each of the Funds;

Whereas, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

Whereas, this Agreement has been approved by a vote of the respective Fund’s board of trustees (each a “Board”), including those trustees who are not “interested persons” of such Fund, as defined in the 1940 Act (the “Disinterested Trustees”) in conformity with Section 15(c) of the 1940 Act; and

Whereas, the Distributor is willing to act as principal underwriter for the Funds on the terms and conditions hereinafter set forth.

Now, Therefore, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.            Appointment of the Distributor. Each Fund hereby appoints the Distributor as its exclusive agent for the sale and distribution of Shares (which includes any Class thereof) of the respective Fund, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such exclusive appointment and agrees to perform the services and duties set forth in this Agreement and as set forth on Exhibit B hereto, as amended from time to time.

2.            Services and Duties of the Distributor.

A.           The Distributor agrees to act as agent of each Fund for distribution of the Shares of the Fund, upon the terms and at the current public offering price (including sales charge, if any) as described in the respective Fund’s Prospectus. As used in this Agreement, the term “Prospectus” shall mean the current prospectus, including the statement of additional information, as amended or supplemented, relating to the applicable Fund and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of the respective Fund under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act.

B.            During the public offering of Shares of a Fund, the Distributor shall all use commercially reasonable efforts to distribute the Shares. As each Fund’s agent, the Distributor may sell and distribute Shares in such manner not inconsistent with the provisions hereof and the Fund’s Prospectus as the Distributor may determine from time to time. All orders for Shares shall be made through financial intermediaries or directly to the applicable Fund, or its designated agent. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus. Each Fund or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares in uncertificated form. Each Fund reserves the right to refuse at any time or times to sell any of its Shares for any reason deemed adequate by it. If and whenever the determination of a Fund’s net asset value is suspended and until such suspension is terminated, no further orders for Shares of such Fund shall be accepted by the Distributor except such unconditional orders placed with the Distributor before it had knowledge of the suspension. In addition, each Fund reserves the right to suspend sales of its Shares and the Distributor’s authority to accept orders for such Shares on behalf of the Fund if, in the judgment of the Fund’s Board of Trustees, it is in the best interests of the Fund to do so, such suspension to continue for such period and on such terms as may be determined by the Board. In that event, no orders to purchase Shares shall be processed or accepted by the Distributor on behalf of the Trust while such suspension remains in effect except for Shares necessary to cover unconditional orders accepted by the Distributor before it had knowledge of the suspension or in accordance with such terms.

C.            The Distributor shall maintain membership with the National Securities Clearing Corporation (“NSCC”) and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through FundSERV. The Distributor shall not be responsible for any operational matters associated with FundSERV or Networking transactions.

D.           The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Funds other than as contained in the Prospectus, shareholder reports and any sales literature and advertising materials specifically approved by the respective Fund.

E.            The Distributor agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations and shall file with appropriate regulators those advertising materials and sales literature it believes are in compliance with such laws and regulations. The Distributor agrees to furnish to the Funds any comments provided by regulators with respect to such materials.

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F.            Each Fund agrees to redeem or repurchase Shares tendered by shareholders of the respective Fund in accordance with the Fund’s obligations in its Prospectus and the Registration Statement. The Funds reserve the right to suspend such repurchase right upon written notice to the Distributor. The Distributor shall not be responsible for any operational matters associated with the repurchase of Shares by the Funds.

G.            The Distributor may, in its discretion, and shall, at the request of a Fund, enter into agreements with such qualified broker-dealers and other financial intermediaries as it may select (the “Financial Intermediaries”), in order that such Financial Intermediaries may sell Shares of the Fund(s). The form of any dealer agreement shall be approved by the Funds (the “Standard Dealer Agreement”). Except as otherwise noted in a Fund’s Registration Statement, all Shares sold to investors by the Distributor or the Fund will be sold at the public offering price as described in the Fund’s Registration Statement. Shares sold to customers/clients of the Financial Intermediaries may be subject to a sales load to the extent the Shares (or Class thereof) may be subject to a sales load as set forth in the Fund’s Prospectus. The Distributor may reallow all or a portion of the sales load to the Financial Intermediaries.

The Distributor shall not be obligated to make any payments to the Financial Intermediaries or other third parties, unless (i) the Distributor has received a corresponding payment from the applicable Fund and (ii) such corresponding payment has been approved by the respective Fund’s Board. The Distributor shall include in the forms of agreement with Financial Intermediaries a provision for the forfeiture by them of any sales charge or discount with respect to Shares sold by them and redeemed, repurchased or tendered for redemption within seven business days after the date of confirmation of such purchases. The Distributor may also make payments to Financial Intermediaries from its own resources, subject to the following conditions: (a) any such payments shall not create any obligation for or recourse against a Fund or Class thereof and (b) the terms and conditions of any such payments are consistent with the Fund’s Prospectus and applicable federal and state securities laws and are disclosed in the applicable Fund’s Prospectus or SAI to the extent such laws may require.

H.            In accordance with the Exemptive Order or such other applicable rule or regulation upon which the applicable Fund may rely, the Board of a Fund may have approved a distribution and service plan (the “Plan”) for the applicable Fund and accordingly, Shares of the respective Fund (or Class thereof) may be subject to a distribution and/or service fee upon the terms and conditions set forth in the Plan and as described in such Fund’s Prospectus. The Distributor shall receive the distribution and/or service fee at the rate and terms and conditions set forth in the Plan, and as described in such Fund’s Prospectus as amended from time to time. The Distributor may reallow all or a portion of the distribution and/or service fee to the Financial Intermediary or other third party; however, the Distributor shall not be obligated to make such payments to the Financial Intermediaries or other parties unless the Distributor has received a corresponding payment from the applicable Fund.

I.             The Distributor shall not be obligated to sell any certain number of Shares.

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J.            The Distributor shall prepare reports for the Board of a Fund regarding its activities under this Agreement as from time to time shall be reasonably requested by such Board, including reports regarding the use of payments under any Plan.

K.            The Distributor may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement, with the prior written consent of the respective Fund, such consent not to be unreasonably withheld; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

L.            The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor and any affiliated persons thereof (as defined in the 1940 Act) shall be free to furnish similar services to others.

M.          Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered.

3.            Representations, Warranties and Covenants of the Funds.

A.           Each Fund hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)            it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as a closed-end management investment company under the 1940 Act;

(ii)            this Agreement has been duly authorized, executed and delivered by the Fund and, when executed and delivered, will constitute a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)            it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its Agreement and Declaration of Trust, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)            the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable.

(v)            the Registration Statement and Prospectus included therein have been prepared in material conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

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(vi)            the Registration Statement and Prospectus and any advertising materials and sales literature prepared by the Fund or its agent do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects;

(vii)            the Fund owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Fund’s business and for the offer, issuance, distribution and sale of the Shares of the Fund in accordance with the terms of its Prospectus and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party; and

(viii)            all necessary approvals, authorizations, consents or orders of or filings with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency have been or will be obtained by the Fund in connection with the issuance and sale of its Shares, including registration of the Shares under the 1933 Act, the filing with FINRA’s corporate financing department through its Public Offering System, and any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Shares are being offered.

B.            Each Fund shall take, or cause to be taken, all necessary action to register its Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated. The Funds authorize the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C.             Each Fund agrees to advise the Distributor promptly in writing:

(i)             of any material correspondence or other communication by the SEC or its staff relating to the Fund, including requests by the SEC for amendments to the Registration Statement or Prospectus;

(ii)            in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)            of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

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(iv)            of all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus of a Fund which may from time to time be filed with the SEC;

(v)             in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption or repurchase offer of Shares of the Fund at any time as permitted by the 1940 Act or the rules of the SEC;

(vi)            in the event that it determines to suspend the determination of the net asset value of a Fund’s Shares; and

(vii)           of the commencement of any litigation or proceedings against the Fund or any of its officers or trustees that the Fund knows of, or reasonably should know of, in connection with, and that could reasonably be expected to have a material adverse effect on, the issue and sale of any of the Shares.

D.            Repurchases of Shares of a Fund will be made at the net asset value per Share in accordance with such Fund’s applicable repurchase offer, then current Prospectus and Rule 23c-3 under the 1940 Act (if such rule is applicable to the Fund). If a fee in connection with any repurchase offer is in effect, such fee will be paid to the Fund. The proceeds of any repurchase of Shares shall be paid by the respective Fund to or for the account of the shareholder in accordance with the applicable provisions of the Fund’s Prospectus. The Distributor shall have no duty to inquire into, or liability for the respective Fund’s compliance with any periodic repurchase offer in accordance with applicable rules and regulations (including Rule 23c-3 under the 1940 Act or Rule 13e-4 under the Securities Exchange Act of 1934) and/or the related policies and procedures adopted by the respective Fund.

E.            The net asset value of the Shares of each Fund shall be determined in the manner provided in its Registration Statement, and when determined shall be applicable to transactions (including sales and repurchases, redemptions or tenders of its Shares) as provided in its Registration Statement. The net asset value of the Shares of a Fund shall be calculated by the respective Fund or by another entity on behalf of such Fund. The Distributor has no duty to calculate the net asset value of Fund Shares or to inquire into, or liability for, the accuracy of the net asset value per Share (including a Class thereof) as calculated by or for any Fund.

F.            Each Fund shall file such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws (“Blue Sky Laws”), and shall notify the Distributor in writing of the states in which its Shares may be sold and of any changes to such information.

G.            Each Fund agrees to file from time to time such amendments or supplements to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

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H.            Each Fund shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of its Shares. In addition, the Fund shall keep the Distributor fully informed of its affairs and shall promptly provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares of such Fund, including, without limitation, certified copies of any financial statements prepared for the Fund by its independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may request. Each Fund shall forward a copy of any SEC filings, including its Registration Statement, to the Distributor within one business day of any such filings. Each Fund represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor.

I.             Each Fund shall provide and cause each other agent or service provider to such Fund, including the Fund’s transfer agent and investment adviser, to provide, to the Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

J.             Each Fund shall provide the Distributor with reasonably advanced notice to review and comment on any amendment to such Fund’s Registration Statement or Prospectus.  By way of example and not limitation, in the ordinary course of business each Fund shall provide the Distributor any such amendment at least three (3) business days prior to filing such amendment.  To the extent either the Fund or Distributor seeks to amend any provision in the Fund’s Registration Statement or Prospectus which pertains to Distributor; the distribution of the Shares; the applicable sales loads or public offering price; the compensation or other payments paid by the Fund and/or Distributor to Financial Intermediaries, other third-party broker-dealers or other parties in connection with the sale of a Fund’s Shares; or any distribution and/or service fee, the Distributor and applicable Fund shall in good faith consult with each other regarding any of the foregoing to develop disclosure mutually acceptable to the Parties.  In the event the respective Fund and Distributor cannot agree on mutually acceptable disclosure, the Fund acknowledges that it may not be commercially reasonable for Distributor to distribute Shares of the Fund and that the Distributor may have to stop distributing Shares of the respective Fund until such time as the Parties can agree on mutually acceptable disclosure.  Notwithstanding the foregoing, nothing contained in this Agreement shall in any way limit a Fund’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the respective Fund may deem advisable, such right being in all respects absolute and unconditional.

K.            Each Fund has adopted policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act and SEC Regulation S-P, as may be modified from time to time. In this regard, the Funds (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Fund and the owners of its Shares.

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L.            To the extent that a Fund is relying on the Exemptive Order, such Fund shall comply with the terms and conditions of the Exemptive Order.

M.           Each Fund and the Distributor acknowledge that, as between each Fund, on the one hand, and the Distributor, on the other hand, the Distributor owns and controls the term “First Trust” and all marks related thereto and that all proprietary and other interest in and to the First Trust name shall remain exclusively the property of the Distributor. The Distributor grants to each Fund governed by this Agreement, as amended from time to time pursuant to the terms of this Agreement, a worldwide, non-exclusive, fully paid and royalty-free license to use the name “First Trust” in the name of the respective Fund for the duration of this Agreement and any extensions or renewals thereof unless earlier terminated or modified as set forth herein. Each Fund may also reflect the name of the Distributor in any required regulatory filing of the Fund which merely refers in accurate terms to its appointment hereunder or which are required by the SEC, FINRA or any state securities authority for the duration of this Agreement and any extensions or renewals thereof. Except as herein provided, neither a Fund nor any affiliate, owner, director, officer, employee, or agent thereof shall otherwise use the First Trust name or any derivative thereof without prior express written consent of the Distributor. At the written request of the Distributor, its successors or assigns, a Fund shall forthwith stop using the First Trust name or such Fund may continue such use only in accordance with the provisions contained in any such request. Such license also will, upon termination of this Agreement, be automatically and without further action by the Distributor terminated, in which event, the relevant Fund shall promptly, but in any event within 30 days, take whatever action may be necessary (including calling a meeting of such Fund’s Board) to change the respective Fund’s name and to discontinue any further use of the name “First Trust” in the name of such Fund or otherwise. Nothing herein will prevent the Distributor, its successors or assigns from using or granting a license to use the name “First Trust”, alone or with other words, to any other party, business or entity in connection with any of the Distributor’s or its affiliated persons’ other activities.

4.             Representations, Warranties and Covenants of the Distributor.

A.           The Distributor hereby represents and warrants to the Funds, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)            it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)           this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)          it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

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(iv)          it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA. It will promptly notify the Funds if any regulatory actions are instituted against it by the SEC, any state or FINRA that could reasonably be expected to have a material adverse effect on its performance of its duties under this Agreement, or if its membership in FINRA or registration in any state is terminated or suspended. It is registered pursuant to the Blue Sky Laws of all states and territories of the United States to the extent necessary to permit it to offer Shares in such states and territories.

B.            In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations. To the extent a Fund is relying on the Exemptive Order, in accordance with the Exemptive Order, the Distributor shall also comply with requirements that the SEC or FINRA may adopt regarding disclosure at the point of sale and in transaction confirmations about the costs and conflicts of interest arising out of distribution of open-end investment company shares and regarding prospectus disclosure of sales loads and revenue sharing arrangements, as if such requirements apply in connection with the distribution of a Fund’s Shares.

C.            The Distributor shall promptly notify the respective Fund of the commencement of any litigation or proceedings against the Distributor or any of its managers, officers or directors that could reasonably affect the issue and sale of any of such Fund’s Shares.

D.            The Distributor agrees to maintain and preserve for the periods prescribed by the 1940 Act, such records related to the Funds as are required to be maintained by the 1940 Act by the Distributor in connection with its services to the Funds hereunder. The Distributor shall implement and maintain a business continuity/disaster recovery plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as are necessary. The Distributor agrees that all records which it maintains pursuant to the 1940 Act for a Fund shall at all times remain the property of the applicable Fund, shall be readily accessible during the Distributor’s normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request; provided, however, that Distributor may retain all such records required to be maintained by Distributor pursuant to applicable FINRA or SEC rules and regulations. The Distributor shall assist each Fund, the Funds’ independent auditors, or upon approval of the applicable Fund, any regulatory body, in any requested review of the Fund’s books and records, and reports by the Distributor or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request as they relate to the Funds. For avoidance of doubt, no books, records or reports relating to other clients or services of the Distributor shall be available to such entities.

E.            The Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the applicable Fund’s Chief Compliance Officer or Board of Trustees. The Distributor shall make available its compliance personnel and shall provide, at its own expense, summaries and other relevant materials relating to such Compliance Program as reasonably requested by a Fund.

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5.             Compensation.

A.           In consideration of the Distributor’s services in connection with the distribution of Shares of each Fund and Class thereof, the Distributor shall receive the compensation set forth in Exhibit C.

B.            Except as specified in Section 5A, the Distributor shall be entitled to no compensation or reimbursement of expenses for services provided by the Distributor pursuant to this Agreement. The Distributor may receive compensation from First Trust Capital Management L.P. (formerly known as Vivaldi Asset Management, LLC) (“Adviser”) related to its services hereunder or for additional services all as may be agreed to between the Adviser and the Distributor. The total compensation to Distributor, including amounts referenced in Exhibit C, shall not exceed 7.25% of the total gross offering proceeds of the Funds, in accordance with FINRA Rule 2341 or any successor to such rule.

6.            Expenses.

A.            Each Fund shall bear all costs and expenses in connection with registration of its Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of its Shares and communications with shareholders of such Fund, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related advertising and sales literature, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the respective Fund; and (iv) fees required in connection with the offer and sale of the Fund’s Shares in such jurisdictions as shall be selected by such Fund pursuant to Section 3(F) hereof.

The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification. The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7.            Standard of Care; Limitation of Liability; Indemnification.

A.            The Distributor shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

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B.            In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard by the Distributor in the performance of its duties, obligations, or responsibilities set forth in this Agreement, the Distributor and its affiliates, including their respective officers, directors, partners, agents, and employees (collectively with the Distributor, the “Distributor Indemnitees”), shall not be liable for, and each Fund agrees to indemnify and hold harmless such persons from and against any and all taxes, charges, expenses, assessments, claims, demands and liabilities (including, without limitation, the reasonable costs of investigating or defending any alleged tax, charge, assessment, claim, demand, liability or expense and reasonable legal counsel fees incurred in connection therewith as well as any disbursements and liabilities arising under applicable federal and state laws) (collectively, “Losses”) arising directly or indirectly from the following:

(i)            the inaccuracy of factual information furnished to the Distributor by the Fund or the Fund’s investment adviser, custodians, or other service providers in any material respect;

(ii)           any claim that the registration statement, prospectus, statement of additional information, shareholder report, sales literature and advertisements approved for use by the Fund and/or the Fund’s investment adviser or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omission of a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the prospectus and statement of additional information, in light of the circumstances under which they were made) not misleading under the 1933 Act, the 1940 Act, or any other statute, regulation, self-regulatory organization rule or applicable common law, except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished by or on behalf of the Distributor in writing;

(iii)          any wrongful act of the Fund or any of its officers;

(iv)          any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates;

(v)           a Fund’s breach of any of its representations, warranties or covenants contained in this Agreement;

(vi)          a Fund’s failure to comply with applicable laws or regulations;

(vii)         any liability of the Distributor resulting from a representation, covenant or warranty that the Distributor makes, or any indemnification that the Distributor provides, on behalf of the Fund and in reliance on a Fund representation, covenant or warranty in an intermediary agreement relating to the Fund;

(viii)        the Distributor’s reliance on any instruction, direction, notice, instrument or other information that the Distributor reasonably believes to be genuine;

(ix)           any other action or omission to act which the Distributor takes in connection with the provision of services to the Fund pursuant to this Agreement and the Fund’s Prospectus; or

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(x)            any action taken or omitted by a Fund prior to the effective date of this Agreement with respect to such Fund.

The foregoing rights of indemnification shall be in addition to any other rights to which a Distributor Indemnitee may be entitled as a matter of law. Each Fund’s agreement to indemnify the Distributor Indemnitees pursuant to this Section 7 or Section 8 of this Agreement with respect to any action is expressly conditioned upon the applicable Fund being notified of such action or claim of loss brought against any Distributor Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Distributor Indemnitee, unless the failure to give notice does not prejudice the respective Fund. Such notification shall be given in the manner set forth in Section 16 hereto.

Each Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any action or claim of Losses, but if the respective Fund elects to assume the defense, such defense shall be conducted by counsel chosen by such Fund and approved by the Distributor, which approval shall not be unreasonably withheld. In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Distributor’s Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If a Fund does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the respective Fund or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and the Distributor Indemnitee(s), the applicable Fund will reimburse the Distributor Indemnitees in such suit, for the fees and expenses of any counsel retained by the Distributor and them. This agreement of indemnity will inure exclusively to the applicable Distributor Indemnitee(s).

C.            The Distributor shall indemnify and hold harmless the applicable Fund, such Fund’s investment adviser and their respective officers, directors, agents, and employees (collectively with the Funds, the “Fund Indemnitees”) from and against any and all taxes, charges, expenses, assessments, claims, demands and liabilities (including, without limitation, the reasonable costs of investigating or defending any alleged tax, charge, assessment, claim, demand, liability or expense and reasonable legal counsel fees incurred in connection therewith as well as any disbursements and liabilities arising under applicable federal and state laws) (collectively, “Fund Losses”) arising directly or indirectly from the following:

(i)            the Distributor’s willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of its duties, obligations, or responsibilities set forth in this Agreement;

(ii)           any claim that the registration statement, prospectus, statement of additional information, shareholder report, sales literature and advertisements approved for use by the Fund and/or the Fund’s investment adviser or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omission of a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the prospectus and statement of additional information, in light of the circumstances under which they were made) not misleading under the 1933 Act, the 1940 Act, or any other statute, regulation, self-regulatory organization rule or applicable common law, to the extent the statement or omission was made in reliance upon and in conformity with information furnished by or on behalf of the Distributor in writing;

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(iii)          the Distributor’s breach of any of its representations, warranties or covenants contained in this Agreement; or

(iv)          the Distributor’s failure to comply with applicable laws or regulations.

The foregoing rights of indemnification shall be in addition to any other rights to which a Fund Indemnitee may be entitled as a matter of law. The Distributor’s agreement to indemnify a Fund Indemnitee pursuant to this Section 7 of this Agreement with respect to any action is expressly conditioned upon the Distributor being notified of such action or claim of loss brought against any Fund Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Fund Indemnitee, unless the failure to give notice does not prejudice the Distributor. Such notification shall be given in the manner set forth in Section 16 hereto.

The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such action or claim of Fund Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the applicable Fund, which approval shall not be unreasonably withheld. In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Fund Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any such suit, or in case the Fund does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund Indemnitee(s) and the Distributor, the Distributor will reimburse the Fund Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by the Fund and them. This agreement of indemnity will inure exclusively to the applicable Fund’s benefit and to the benefit of such Fund Indemnitees.

D.            Notwithstanding anything in this Agreement to the contrary, neither Party shall be liable under this Agreement to the other Party hereto for any: (i) punitive, consequential, special or indirect losses or damages as set forth in Section 9 below or (ii) losses, delays, failure, errors, interruption or loss of data resulting from force majeure as set forth in Section 10 below. Any indemnification payable by a Party to this Agreement shall be net of insurance maintained by the indemnified Party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

E.            No person shall be obligated to provide indemnification under this Section 7 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act, the rules of FINRA, or other applicable laws; provided, however, in such event indemnification is permissible, it shall be provided under this Section 7 to the maximum extent permissible.

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8.            Dealer Agreement Indemnification.

A.            The Distributor acknowledges and agrees that certain large and significant broker-dealers, such as (without limitation) Merrill Lynch, UBS and Morgan Stanley (all such brokers referred to herein as the “Brokers”), require that the Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings and indemnification that are not included in the Standard Dealer Agreement.

B.            To the extent that Distributor is requested or required by a Fund to enter into any Non-Standard Dealer Agreement, such Fund shall indemnify, defend and hold the Distributor Indemnitee free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) the Distributor’s actions or failures to act pursuant to any Non-Standard Dealer Agreement; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement to the extent that the Distributor is not required to make such representations in the Standard Dealer Agreement; or (c) any indemnification provided by the Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification the Distributor provides to intermediaries in the Standard Dealer Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to a Fund or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of the Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

9.             Limitations on Damages.             No Party shall be liable for any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party.

10.           Force Majeure.             No Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the Party seeking to apply this force majeure clause.

11.           Duration and Termination.

A.            This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof on the effective date set forth in such Exhibit A (the “Effective Date”) and, with respect to each Fund not in existence on that date, on the Effective Date set forth in an amendment to Exhibit A to this Agreement relating to that Fund (provided in each case this Agreement has been approved with respect to a Fund in the manner required by Section 15 under the 1940 Act and if applicable, in the manner required by the Exemptive Order as set forth below). Unless sooner terminated as provided herein, this Agreement shall continue in effect for a Fund for two years from its Effective Date. Thereafter, if not terminated, this Agreement shall continue in effect as to a Fund for successive one-year periods, provided such continuance is specifically approved at least annually (i) by the Fund’s Board or (ii) by a majority of the outstanding voting securities of the Fund, provided that in either event, the continuance is also approved by the majority of the trustees of the respective Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any Party to this Agreement by vote cast in-person at meeting called for the purpose of voting on such approval (subject to any exemptive order or other relief from the in-person requirement provided by the SEC upon which the Fund may rely). If a Fund has adopted a Plan, in accordance with the terms of the Exemptive Order, this Agreement must be approved at least annually by a majority of the trustees of the respective Fund and of the trustees of the Fund who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of the Plan or in any agreements related to such Plan, cast in-person at a meeting called for the purpose of voting on such approval (subject to any exemptive order or other relief from the in-person requirement provided by the SEC upon which the Fund may rely).

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B.            Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, by the respective Fund or the Distributor upon sixty (60) day’s written notice to the other Party. Each Fund may effect termination on its behalf by action of its Board, by vote of a majority of the outstanding voting securities of such Fund, or if the Fund has adopted a Plan, by vote of a majority of the trustees of the Fund’s Board who are not interested persons of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, including this Agreement.

C.            This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act).

D.            If this Agreement is terminated or not renewed with respect to one or more Funds or Classes it may continue in effect with respect to any other Fund or Class as to which it has not been terminated (or has been renewed).

12.           Anti-Money Laundering Compliance.

A.            The Distributor and each Fund acknowledges, respectively, that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each Party represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

B.            The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any broker-dealer or other Financial Intermediary that is authorized to effect transactions in Shares of a Fund.

C.            The Distributor and each Fund agrees that it will take such further steps and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). The Distributor undertakes that it will grant to the Funds, the Funds’ anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of the Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder. It is expressly understood and agreed that the Funds and the Funds’ compliance officer shall have no access to any of the Distributor’s AML Operations, books or records pertaining to other clients or services of the Distributor.

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13.           Privacy.             In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from a Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor or as otherwise permitted by Regulation S-P. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds.

Each Fund represents to the Distributor that it has adopted a statement of its privacy policies and practices as required by SEC Regulation S-P and agrees to provide to the Distributor a copy of that statement annually. The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

14.           Confidentiality.             During the term of this Agreement, the Parties may have access to confidential information relating to such matters as either Party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to the Distributor or a Fund which is of value to such Party and the disclosure of which could result in a competitive or other disadvantage to either Party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information does not include: (i) information that was known to the receiving Party before receipt thereof from or on behalf of the disclosing Party; (ii) information that is disclosed to the receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the receiving Party; or (iv) information that is independently developed by the receiving Party or its employees or affiliates without reference to the disclosing Party’s information.

Each Party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information and will not use the other Party’s Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a Party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any regulatory agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other Party; provided that in the event of (i) or (ii) the disclosing Party shall give the other Party reasonable prior notice of such disclosure to the extent reasonably practicable and cooperate with the other Party (at such other Party’s expense) in any efforts to prevent such disclosure.

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15.           Right to Receive Advice.

A.            Advice of the Fund and Service Providers. If the Distributor is in doubt as to any action it should or should not take, the Distributor may request directions, advice or instructions from a Fund or, as applicable, the Fund’s investment adviser, custodian, or other service providers.

B.            Advice to Counsel. If the Distributor is in doubt as to any question of law pertaining to any action it should or should not take, the Distributor may request advice from counsel of its own choosing (who may be counsel for a Fund, a Fund’s investment adviser or the Distributor, at the option of the Distributor) at its own expense.

C.            Conflicting Advice. In the event of a conflict between directions, advice or instructions the Distributor receives from a Fund or any service provider and the advice the Distributor receives from counsel, the Distributor may in its sole discretion rely upon and follow the advice of counsel. The Distributor will provide the applicable Fund with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Fund. Upon request, the Distributor will provide such Fund with a copy of such advice of counsel.

16.           Notices.             All notices required or permitted hereunder, including all information that either Party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered by registered or overnight mail and electronic mail to the address for each Party specified below or to such other person or address as such Party may designate for receipt of notice:

Notices to the Distributor shall be sent to:

First Trust Portfolios L.P.

Attn: General Counsel

120 E Liberty Drive

Wheaton, IL 60187

Email:SJardine@ftportfolios.com

Notices to the Funds shall be sent to:

First Trust Capital Management L.P.

Attn: Marc Bassewitz

225 W. Wacker Drive, Suite 2100

Chicago, IL 60606

Email: mbassewitz@vivaldicap.com

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17.           Modifications.             The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the applicable Fund(s). If required under the 1940 Act, any such amendment must be approved by the respective Fund’s Board in the manner required by Section 15 of the 1940 Act.

18.           Third-Party Beneficiaries. For avoidance of doubt, and without in any way indicating or implying that there are any third-party beneficiaries in any other agreement to which a Fund is a party, no person other than a Fund and the Distributor shall be deemed to be a Party to this Agreement and, with the exception of the terms described in Sections 7 and 8, no non-Parties shall be entitled to any right or benefit arising under or in respect of this Agreement.

19.           Separate Agreement.             This Agreement shall pertain to each Fund listed on Exhibit A attached hereto, as amended from time to time, and to such additional Funds or Classes as shall be designated in amendments or supplements to this Agreement, as further agreed between such Fund and the Distributor. This Agreement, including all covenants, representations, warranties, and undertakings of any kind shall be construed so as to give effect to the intention of the Parties that this Agreement constitutes a separate agreement between each Fund and the Distributor. The Parties acknowledge and agree that the rights and obligations of each Fund hereunder, including as to any fees payable by the Fund to the Distributor or liabilities or other obligations of the Distributor to any Fund or of such Fund to the Distributor, shall be several and independent of one another and neither joint nor joint and several with respect to any other Fund. Notwithstanding anything to the contrary contained in this Agreement, each Party acknowledges and agrees that the sole source of payment of the obligations of any Fund hereunder shall be the assets of the applicable Fund and that the Distributor shall have no right of recourse or offset against the revenues and assets of any other Fund. The Distributor hereby acknowledges that a Fund’s obligations hereunder with respect to any distribution fee and/or servicing fee or early withdrawal charge payable with respect to the Shares or any Class thereof of the respective Fund shall be binding only on the assets and property belonging to such Shares or Class thereof.

20.           Governing Law.             This Agreement shall be construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof and applicable federal law and rules thereunder. To the extent the laws of the State of New York conflict with federal law or such rules thereunder, the latter shall control. For the avoidance of doubt, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, no-action assurance, order (including any amendment thereto) or other relief of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation, no-action assurance, order (including any amendment thereto) or other relief.

21.           Entire Agreement.             This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written. Notwithstanding the foregoing, the Parties recognize that the Distributor and the Adviser have entered into a Distribution Services Agreement dated the date hereof pursuant to which the Adviser may pay the Distributor compensation related to its services hereunder or for additional services as may be agreed under the Distribution Services Agreement.

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22.           Survival.             The provisions of Sections 5, 6, 7, 8, 13 and 14 of this Agreement shall survive any termination of this Agreement.

23.           Miscellaneous.             The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors. Nothing herein contained shall require a Fund to take any action contrary to any provision of its Agreement and Declaration of Trust, as amended or to any applicable statute or regulation or for the Distributor to take any action contrary to any applicable statute or regulation.

24.           Counterparts.             This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

[Signature page follows.]

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In Witness Whereof, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

On Behalf of the Funds Listed on Exhibit A:

By:	/s/ Michael Peck
	Name:	Michael Peck
	Title:	President

First Trust Portfolios L.P.

By:	/s/ James M. Dykas
	Name:	James M. Dykas
	Title:	Chief Financial Officer

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Exhibit A

List of Funds and Share Class

Fund	Effective Date	Share Class
Infinity Core Alternative Fund	11/1/2021	Shares of Beneficial Interest
First Trust Alternative Opportunities Fund (fka The Relative Value Fund)	11/1/2021	Class A Shares (VFLAX) Class I Shares (VFLEX)
First Trust Real Assets Fund	5/9/2022	Class A Shares (FTRDX) Class I Shares (FTREX)
First Trust Private Credit Fund	5/9/2022	Class A Shares (FTCAX) Class I Shares (FTPCX)
First Trust Private Assets Fund	1/3/2023	Shares of Beneficial Interest
First Trust Hedged Strategies Fund	7/3/2023	Class A Shares (FTCAX) Class I Shares (FTPCX)
First Trust Enhanced Private Credit Fund	12/2/2025	Class A Shares (FTEAX) Class I Shares (FTECX)

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Exhibit B

Services

1.	Act as legal underwriter/distributor

2.	Provide investment company advertising and sales literature review, approval and record maintenance

• File required materials with FINRA

• Provide advertising regulatory and disclosure guidance

3.	Prepare, update, execute & maintain financial intermediary agreements

4.	Perform financial intermediary payments & reporting

5.	Support financial intermediary relations • Consult and support client’s distribution model & strategy

6.	Prepare reports to the Board of Trustees of the Trust as reasonably requested by the Board, including reports regarding the use of payments under a distribution and/or service plan adopted in accordance with the Exemptive Order or other rule or regulation upon which a Fund may rely.

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Exhibit C

Compensation

Sale Loads:

Any and all upfront commissions on sales of Shares notified by a Fund in writing to the Distributor in respect of a particular Financial Intermediary up to the maximum such upfront commission rate set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Shares. Such commissions shall not exceed 7.25% of the applicable sale amount and shall be paid by the Distributor to the applicable Financial Intermediaries set forth in the Registration Statement and only after, for so long as and to the extent that the Distributor has received such sales loads from the applicable Fund. Any portion of the sales load, distribution fee and/or service fee not paid to a Financial Intermediary may be retained by the Distributor.

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Fourth Amendment to Closed-End Fund Distribution Services Agreement

This Fourth Amendment to the Closed-End Fund Distribution Services Agreement (the “Fourth Amendment”) is made as of November 26, 2025 by and between First Trust Capital Management L.P., a Delaware limited partnership (the “Adviser”), and First Trust Portfolios L.P., an Illinois limited partnership (the “Distributor”). This Fourth Amendment modifies certain provisions of the Closed-End Fund Distribution Services Agreement made as of November 1, 2021 between the Adviser and the Distributor, as amended by the Third Amendment to the Closed-End Fund Distribution Services Agreement made as of June 5, 2025, the Second Amendment to the Closed-End Fund Distribution Services Agreement made as of December 4, 2023, and the First Amendment to the Closed-End Fund Distribution Services Agreement made as of May 16, 2022 (collectively, the “Agreement”).

WHEREAS, the Adviser serves as investment adviser to each of the closed-end investment companies, registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “Act”) and listed on Exhibit A of the Agreement;

WHEREAS, the parties desire to enter into this Forth Amendment to amend and restate Exhibit A and set forth the terms of their mutual understanding relating to the compensation of the Distributor.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and agreements hereinafter contained, the parties hereto hereby agree as follows:

SECTION 1.           AMENDMENT TO SECTION 2(a) OF THE AGREEMENT.

Section 2(a) of the Agreement is hereby amended and restated to read as follows:

(a) The Adviser shall pay the Distributor:

(i) AUM Fee: an annual fee equal to the product of (x) the fee percentage specified in Exhibit A of the Agreement for the applicable Fund, multiplied by (y) the average daily net assets of such Fund during the applicable quarter (the “AUM Fee”), calculated and paid quarterly; and

(ii) Performance Fee: an amount equal to twenty-percent (20%) of any performance fees, carried interest, incentive fees or allocations received by the Adviser (the “Performance Fee”). Notwithstanding anything to the contrary in this Section 2(a), FT Vest Total Return Income Fund: Series A1 and First Trust Enhanced Private Credit Fund shall not be subject to any Performance Fee. The Adviser shall pay the Distributor only the AUM Fee as specified in Exhibit A.

Notwithstanding the foregoing, effective as of July 3, 2023, for the First Trust Hedged Strategies Fund, and January 3, 2023, for the First Trust Private Assets Fund: (1) the AUM Fee for the First Trust Hedged Strategies Fund shall only apply to average daily net assets exceeding $36,826,763 (the “First Trust Hedged Strategies Fund Threshold Amount”); and (2) the AUM Fee for the First Trust Private Assets Fund shall only apply to average daily net assets exceeding $6,709,770 (the “First Trust Private Assets Fund Threshold Amount,” and together with the First Trust Hedged Strategies Fund Threshold Amount, the “Threshold Amounts”).

The Adviser and Distributor shall conduct a good faith review of the Threshold Amounts semi-annually (on June 30 and December 31, commencing June 30, 2024) to evaluate and adjust for the effects of market fluctuations and redemptions.

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Section 2.            Amendment to Exhibit A

Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the Exhibit A attached hereto.

Section 3.            The Remainer of the Agreement Remains in Full Force and Effect

The parties agree that this Fourth Amendment shall not in any way amend, modify or otherwise affect any other rights, remedies, powers and privileges of the parties under the Agreement, which shall remain in full force and effect.

Section 4.            Counterparts.

This Forth Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement. Facsimiles (including facsimiles of the signature pages of this Forth Amendment) will have the same legal effect hereunder as originals.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Forth Amendment to be duly executed as of the day and year first above written.

First Trust Portfolios L.P.			First Trust Capital Management L.P.

By:	/s/ James M. Dykas		By:	/s/ Michael Peck
	Name:	James M. Dykas		Name:	Michael Peck
	Title:	Chief Financial Officer		Title:	President

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Exhibit A

[fees]

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